EXHIBIT 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

JUNE 26, 2006

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION ANNOUNCES

COMMON STOCK OFFERING

OKLAHOMA CITY, OKLAHOMA, JUNE 26, 2006 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it intends to commence a public offering of 20 million shares of its common stock. Chesapeake intends to use the net proceeds from the offering, together with proceeds from concurrent public offerings of senior notes and mandatory convertible preferred stock, to fund its recently announced Barnett Shale acquisitions for $932 million, to repay outstanding indebtedness under its revolving credit facility and for general corporate purposes.

The offering will be made under a shelf registration statement that became effective on December 8, 2005. The company intends to grant underwriters a 30-day option to purchase a maximum of three million additional shares of its common stock.

Goldman, Sachs & Co., Banc of America Securities LLC, Bear, Stearns & Co. Inc., Lehman Brothers Inc. and Raymond James & Associates will act as joint book-running managers for the offering. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from Goldman, Sachs & Co., Attn: Prospectus Dept.,  85 Broad Street, New York, NY 10004 , Fax: 212 902 9316 or email at prospectus-ny@ny.email.gs.com; Banc of America Securities LLC, Attn: Prospectus Department, 100 West 33rd Street, New York, NY 10001, 646-733-4166; Bear, Stearns & Co. Inc., Attn: Prospectus Department, 383 Madison Avenue, New York, NY 10179, (631) 274-8321; Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717; Raymond James & Associates, 880 Carillon Parkway, St. Petersburg, FL 33716, 727-567-2400. An electronic copy of the prospectus and prospectus supplement is available from the Securities and Exchange Commission’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Chesapeake Energy Corporation is the second largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.

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